Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal First Quarter End January 31, 2016

WATERTOWN, CT -- (Marketwired - March 16, 2016) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its fiscal quarter that ended January 31, 2016. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the fiscal quarter decreased $1.6 million from $17.7 million in fiscal 2015 to $16.1 million during the same period in fiscal 2016. Gross profit declined $440 thousand during the first quarter, going from $8.0 million in 2015 to $7.6 million during the same period in fiscal 2016.

Operating income increased $653 thousand in the first quarter of 2016 resulting in operating income of $349 thousand compared to an operating loss of $304 thousand for the comparable period of fiscal 2015. The net loss for the quarter ended January 31, 2016 was $30 thousand compared to a net loss of $427 thousand for the first quarter of 2015.

Though the first quarter sales decreased in fiscal 2016, the gross margin percentage to sales increased from 45% in the first quarter of 2015 to 47% in the first quarter of 2016.

The comparably stronger performance in the first quarter of fiscal 2016 shows a marked reduction in operating expenses as compared to 2015.

"Our results for the first quarter reflect a stronger sales mix yielding higher gross profit percentages while still selling within a competitive marketplace. We are confident that our value added product and service offerings result in higher customer satisfaction than many of our competitors," said Peter Baker, President and CEO, Crystal Rock Holdings, Inc. "We continually evaluate our business strategy, including our target market, new technology and better methods to streamline administrative activities. I'm particularly pleased with how we have reduced operating expenses while generating a more profitable cash position compared to last year."

ABOUT CRYSTAL ROCK HOLDINGS, INC.
Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water and coffee service, office supplies, refreshment beverages and other break room items to the commercial office and at home markets throughout the Northeast. For over 100 years, the company has provided quality and high value service, and it's the largest independent delivery provider of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and it roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. Crystal Rock believes "Little Things Matter™" to the customer experience with high standards for delivering premium service excellence and results in customer productivity -- at work or at home. Through technical innovation, a branded customer experience and a commitment to community and environment, Crystal Rock family values are integral to the relationships between employees and customers. More information is available at CrystalRock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                                    (Unaudited)
                                                Three Months Ended:
                                           ----------------------------
                                             January 31,   January 31,
                                                2016          2015
                                           ----------------------------
     (000's $)

     Sales                                       $16,132       $17,698

     Income (loss) from operations                  $349         ($304)

     Net (Loss)                                     ($30)        ($427)

     Basic net earnings (loss) per share          ($0.00)       ($0.02)
     Diluted net earnings (loss) per share        ($0.00)       ($0.02)

     Basic Wgt. Avg. Shares Out. (000's)           21,358        21,358
     Diluted Wgt Avg. Shares Out. (000's)          21,358        21,358

Note: This press release contains a forward-looking statement about executing a sales and distribution growth plan and integrating acquired assets to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2015, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001